Exhibit: 10.19

May 10, 2026 (Originally provided on April 22, 2026)

Dear Marc,

We are pleased to extend you this offer of employment to become Chief Executive Officer at Talawar Tx Inc. (the “Company”). This offer may be accepted by countersigning where indicated at the end of this letter agreement.

We are excited about the contributions that we expect you will make to the success of the Company and would like your employment to begin, May 11, 2026 (the “Start Date”).

Duties and Extent of Service

As Chief Executive Officer at the Company, you will report directly to the Company’s Board of Directors (the “Board”) and you will have responsibility for performing those duties as are customary for, and are consistent with, your position with the Company, as well as those duties as the Company’s Board of Directors may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You will be expected to devote your full-time business efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on the board of directors of one other company, provided that (i) such service does not interfere with the performance of your duties hereunder, (ii) such service does not result in a conflict of interest, as determined by the Company’s Board of Directors in good faith; and (iii) you receive prior written approval from the Board. Promptly after the Start Date, you will be appointed to serve as a member of the Board in accordance with the terms of the Company’s governing documents and applicable law.

Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we will compensate you as follows:

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Base Salary. We will pay you, in accordance with the Company’s then current payroll practices, a base salary (the “Base Salary”) at an annual rate of five hundred thousand US dollars ($500,000.00).
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Annual Bonus. As part of your employment with the Company, you will be eligible to earn an annual incentive bonus in an amount equal to up to fifty percent (50%) of your Base Salary. Whether any such bonus is awarded, and if so, its amount, will be determined at the sole discretion of the Company. The actual amount of any bonus received would be based upon the overall performance of the Company and management’s view of your overall contribution to the Company. Your bonus eligibility is expressly contingent upon your continued full-time, good-standing employment with the Company throughout the applicable calculation period and through the date on which the bonuses are paid. You will not be considered to have earned any bonus if your full-time employment with the Company terminates for any reason before the date on which the bonuses are paid. The Company’s fiscal year runs from January 1 to December 31.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

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Paid time Off. You will be eligible to accrue paid time off of twenty days per year in accordance with the policies and practices of the Company (twenty per year, accrued based on hire date, which does not include US holidays) in effect from time to time with respect to paid time off. Any accrued vacation shall be taken at the reasonable and mutual convenience of the Company and you and in accordance with the Company’s paid time off policies and procedures. Accrued but unused paid time off is forfeited and not paid out upon termination, subject to applicable law.
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Benefits. You will also be entitled to participate in such group medical insurance benefits, if any, and such other employee benefit plans as may be offered or made available by the Company from time to time to its employees. The Company reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans.
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Expenses. You will be reimbursed for reasonable business expenses incurred by you in the performance of your duties hereunder, provided that such expenses are incurred, and such reimbursement requests are submitted (together with reasonable documentation evidencing such expenses incurred), in accordance with the policies and practices as the Company may from time to time have in effect.

Stock Option or Restricted Stock Grant

As soon as reasonably practicable following your Start Date, subject to approval by the Board, the Company shall grant to you a restricted stock award (the “First Award”) under the Company’s equity incentive plan, as amended (the “Plan”), to purchase that number of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) as represent five percent (5.25%) of the Company’s outstanding shares on a Fully Diluted Basis as of the Grant Date, at a purchase price per share equal to the fair market value per share of the Common Stock, as determined by the Board, on the date of the grant of the First Award (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of restricted stock award agreement, evidencing the First Award and the terms thereof. The First Award shall be subject to, and governed by, the terms and provisions of the Plan and your restricted stock award agreement

For purposes of this letter, “Fully Diluted Basis” shall mean, as of any relevant date of grant of any particular award: all outstanding shares of capital stock, all shares issuable upon conversion, exchange or exercise of all outstanding convertible, exchangeable or exercisable securities (including, without limitation, options, warrants, convertible notes, SAFEs and preferred stock), all shares reserved and available for issuance under the Plan, and any increase in the Plan reserve effected to accommodate the grant of the award to be made hereunder.

Subject to your continued service through each applicable vesting date, twenty-five percent (25%) of the First Award Shares shall vest on the first anniversary of your Start Date, and the remaining seventy-five percent (75%) of the First Award Shares shall vest in substantially equal monthly installments over the thirty-six (36) months thereafter, such that the First Award Shares shall be fully vested on the fourth anniversary of your Start Date.

Any shares acquired in the First Award shall be subject to the terms and conditions of the Plan, the restricted stock award agreement and any other applicable agreements required pursuant to the Plan.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

Subject to approval by the Board, following, concurrently with, or prior to the closing of (x) an initial public offering, a financing or series of financings whereby the Company raises at least $75 million in the aggregate, or (y) a reverse merger transaction and PIPE financing (collectively, the “Strategic Transaction”), the Board shall reasonably determine your ownership of the Company on a Fully Diluted Basis. If your ownership on a Fully Diluted Basis is less than 5.25%, subject to approval by the Board, the Company shall grant you an additional equity award (the “Top-Up Award”) such that your ownership on a Fully Diluted Basis equals no less than 5.25%; provided, however, that if upon the Strategic Transaction the Company has raised more than $200 million in financing, including the cash acquired through a merger, then such Top-Up Award shall be calculated as if such Strategic Transaction resulted in the Company receiving an aggregate of $200 million in gross proceeds. The Top-Up Award shall be granted in a form determined by the Board in good faith, after consultation with you. If the Top-Up Award is granted as an option, such option shall be immediately exercisable..

If the Company grants you a Top-Up Award in connection with a Strategic Transaction described in clause (x) above (a financing or series of financings) and the Company subsequently completes an additional Strategic Transaction (including, without limitation, an initial public offering, additional financings, or a reverse merger transaction and PIPE financing), the Company, subject to approval by the Board, shall grant you a further equity award (also a “Top-Up Award” for purposes hereof, and subject in all respects to the terms of this section) such that, after giving effect to such further grant, your ownership of the Company on a Fully Diluted Basis as of the date of grant of such further award equals no less than 5.25%, subject to the $200 million cap described above applied as of the date of such subsequent Strategic Transaction.

The Top-Up Award(s) shall vest in substantially equal monthly installments over forty-eight (48) months from the Start Date, subject to your continued service through each applicable vesting date. The Top-Up Award shall be subject to, and governed by, the terms and provisions of the Plan and, as applicable, your restricted stock award agreement or stock option agreement (which shall provide for a three (3) months post-termination exercise period (other than for Cause (as defined below) and other than due to your death or disability), provided that, in the case of a termination of your employment by the Company without Cause or your resignation for Good Reason (as defined below), the post-termination exercise period of any Top-Up Award(s) shall be not less than twenty-four (24) months following the date of such termination (but in no event beyond the original expiration of the applicable Top-Up Award)).

In the event that you resign for Good Reason (as defined below) or are terminated without Cause (as defined below) by the Company (or a successor) within three months before, or twelve months following, the consummation of a Change in Control of the Company (as will be defined in the Plan) (the “CIC Period”), then 100% of the unvested portion of the First Award Grant shall become fully vested and, to the extent the Top-Up Award has been granted, the Top-Up Award shall also become vested. Notwithstanding the foregoing, to the extent either the First Award and/or the Top-Up Award are to be cancelled or terminated without payment of consideration in a Change in Control, then 100% of the First Award and the Top-Up Award shall accelerate and become fully vested immediately prior to such Change in Control. The acceleration rights described in this paragraph are the “CIC Acceleration Benefits.”

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

Indemnification; D&O Insurance

You will be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of you is provided for therein, and (ii) any D&O insurance policy covering you purchased by the Company. With respect to such protections, your coverage will be on terms no less favorable than those applicable to the Company’s Directors and leadership team members.

Nondisclosure and Developments

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached as Exhibit A hereto (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

At-Will Employment; Severance Eligibility

You acknowledge that the employment relationship between the Company and you is at will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. The Company may terminate your employment at any time and for any or no reason upon written notice. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment. In order to leave the Company in good standing, you are expected to provide at least thirty (30) days prior written notice of your intended resignation.

If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, provided such termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the terms below and your continued

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

compliance with the terms of this letter agreement (including without limitation the Proprietary Rights Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

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The Company will pay you, as cash severance, (x) your target Annual Bonus for the year in which the termination occurs, pro-rated to the Separation from Service date, (y) any Annual Bonus earned but unpaid for any prior completed fiscal year, and (z) twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.
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If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay your premiums on your behalf for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the earlier of twelve (12) months or such earlier date on which you become eligible for health coverage from another employer (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. Notwithstanding the foregoing, if you timely elect continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring penalties under applicable law, then in lieu of paying the COBRA premiums on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “COBRA Payments”). Such COBRA Payments shall end upon expiration of the COBRA Payment Period.

If such Separation from Service occurs outside the CIC Period (as defined above), thirty percent (30%) of the time-based portion of the First Award Grant and any Top-Up Award (to the extent granted) shall accelerate and become fully vested.

Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective separation agreement and release of claims in favor of and in a form acceptable to the Company (the “Separation Agreement”) within the timeframe set forth therein, but not later than seven (7) days (or the minimum review period required by applicable law, if longer) following your Separation from Service date, and allow the Separation Agreement to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein.

Upon the consummation of a Change in Control (as will be defined in the Plan), you shall be entitled to receive 150% of the cash Severance Benefits described above, with such payment being paid in a lump sum within sixty (60) days of the Change in Control.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

For the purposes of this offer letter only, “Cause” shall mean: (i) your willful failure to follow reasonable and lawful instructions from the Board and your failure to cure such condition (if curable) within 30 days after receiving written notice thereof; (ii) your continued failure to materially perform your assigned duties; (iii) your material breach of any agreement between the Company and you, including this offer letter or the Proprietary Rights Agreement, and your failure to cure such breach (if curable) within 30 days after receiving written notice thereof; (iv) your material failure or refusal to comply with the material written policies, rules, standards, employee expectations, and regulations established by the Company from time to time, including a material failure to cooperate in good faith with any governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; (v) any act of personal dishonesty, fraud, embezzlement, material misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (vi) your conviction of, or a plea of nolo contendere or guilty to, a federal or state law or regulation applicable to the Company’s business or any felony under the laws of the United States or any state; (vii) your gross negligence or willful misconduct that was or is likely to be materially injurious material harm to the Company or its affiliates.

For the purposes of this letter agreement, “Good Reason” means any of the following actions taken by the Company: (i) a material reduction in your Base Salary or target Annual Bonus, which the parties agree is a reduction of at least 10% of your base salary or target Annual Bonus (unless pursuant to a compensation reduction program applicable generally to the Company’s similarly situated employees); (ii) (A) you no longer report to the board of directors of the Company, or in the case of a Change In Control, you do not report to the ultimate board of directors of the ultimate parent of the Company, (B) a material diminution in your authority, duties, responsibilities or reporting relationship; or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Board within ninety (90) days after the condition first arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, your resignation from all positions you then hold with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

The foregoing provisions are intended to be exempt from, or comply with, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Application of Section 280G

If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change of Control (as set forth in the Code Section 280G) or your Separation from Service, whether pursuant to the terms of this offer letter or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of Code Section 280G and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (ii) the

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for you, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to you shall be reduced such that the economic loss to you as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations to be made under this paragraph shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change of Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and you within ten (10) days of the Change of Control. Any such determination by the Firm shall be binding upon you and the Company. All of the fees and expenses of the Firm in performing the determinations referred to in this paragraph shall be borne solely by the Company.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Background and Reference Checks

The Company may conduct appropriate background and reference checks prior to your Start Date. The Company’s offer of employment hereunder, as well as your employment under this letter agreement, is subject to the Company being reasonably satisfied with any such background and reference checks.

Dispute Resolution

All disputes concerning your employment, including any arising out of this letter agreement, shall be governed by and construed in accordance with the internal substantive laws of the State of New York, and shall be heard in the federal or state courts of New York County, New York. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement; Amendment

This letter agreement (together with the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Proprietary Rights Agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

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8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

By: /s/ Daniel Becker

Name: Daniel Becker

Title: Member of the Board of Directors of Talawar Tx Inc.

ACCEPTED AND AGREED:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

/s/ Marc Schegerin

Date: May 10, 2026

PLEASE COMPLETE THE FOLLOWING:

Email: [***]

Home Telephone: [***]

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit: 10.19

Exhibit A

Proprietary Rights Agreement

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.